Exhibit 99.1

Erie Indemnity Reports First Quarter 2019 Results
Net Income per Diluted Share up 14.5 percent for the Quarter

Erie, Pa. - May 2, 2019 - Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the quarter ending March 31, 2019. Net income was $75.3 million, or $1.44 per diluted share, in the first quarter of 2019, compared to $65.8 million, or $1.26 per diluted share, in the first quarter of 2018.

1Q 2019
(dollars in thousands)	1Q'19	1Q'18
Operating income	$86,122	$77,567
Investment income	9,795	6,163
Interest expense and other income, net	402	509
Income before income taxes	95,515	83,221
Income tax expense	20,204	17,463
Net income	$75,311	$65,758

1Q 2019 Highlights
Operating income before taxes increased $8.6 million, or 11.0 percent, in the first quarter of 2019 compared to the first quarter of 2018, as the growth in total operating revenue outpaced the growth in total operating expenses.

•	Management fee revenue - policy issuance and renewal services increased $25.0 million, or 6.2 percent, to $431.0 million in the first quarter of 2019 compared to the first quarter of 2018.

•	Management fee revenue - administrative services increased $0.9 million, or 6.7 percent, to $14.0 million in the first quarter of 2019 compared to the first quarter of 2018.

•	Cost of operations - policy issuance and renewal services

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Commissions increased $8.9 million in the first quarter of 2019 compared to the first quarter of 2018, as a result of the 6.0 percent increase in direct and affiliated assumed premiums written by the Exchange, slightly offset by lower agent incentive costs related to less profitable growth, compared to the first quarter of 2018.

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Non-commission expense increased $8.0 million in the first quarter of 2019 compared to the first quarter of 2018. Information technology costs increased $5.5 million primarily due to increased professional fees. Sales and advertising costs decreased $2.0 million primarily due to decreased personnel costs and agent-related costs. Administrative and other expenses increased $4.3 million primarily driven by an increase in long-term incentive plan cost due to an increase in the company stock price during the first quarter of 2019 compared to a decrease in the company stock price during the first quarter of 2018. Personnel costs in all expense categories in the first quarter of 2018 were impacted by additional bonuses awarded to all employees as a result of tax savings realized from the lower corporate income tax rate.

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The administrative services reimbursement revenue and corresponding cost of operations increased both total operating revenue and total operating expenses by $142.5 million in the first quarter of 2019, but had no net impact on operating income.

Income from investments before taxes totaled $9.8 million in the first quarter of 2019 compared to $6.2 million in the first quarter of 2018. Net realized gains were $2.5 million in the first quarter of 2019 compared to net realized losses of $0.5 million in the first quarter of 2018. Net investment income was $8.5 million in the first quarter of 2019 compared to $6.8 million in the first quarter of 2018.

Webcast Information
Indemnity has scheduled a pre-recorded audio broadcast on the Web for 10:00 AM ET on May 3, 2019.  Investors may access the pre-recorded audio broadcast by logging on to www.erieinsurance.com.

Erie Insurance Group
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 9th largest homeowners insurer and 11th largest automobile insurer in the United States based on direct premiums written and the 16th largest property/casualty insurer in the United States based on total lines net premium written.  The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein.  Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions, and adequacy of resources.  Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, and compliance with contractual and regulatory requirements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

•	dependence upon our relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	dependence upon our relationship with the Exchange and the growth of the Exchange, including:

◦	general business and economic conditions;

◦	factors affecting insurance industry competition;

◦	dependence upon the independent agency system; and

◦	ability to maintain our reputation for customer service;

•	dependence upon our relationship with the Exchange and the financial condition of the Exchange, including:

◦	the Exchange's ability to maintain acceptable financial strength ratings;

◦	factors affecting the quality and liquidity of the Exchange's investment portfolio;

◦	changes in government regulation of the insurance industry;

◦	emerging claims and coverage issues in the industry; and

◦	severe weather conditions or other catastrophic losses, including terrorism;

•	costs of providing policy issuance and renewal services to the Exchange under the subscriber's agreement;

•	credit risk from the Exchange;

•	ability to attract and retain talented management and employees;

•	ability to ensure system availability and effectively manage technology initiatives;

•	difficulties with technology or data security breaches, including cyber attacks;

•	ability to maintain uninterrupted business operations;

•	factors affecting the quality and liquidity of our investment portfolio;

•	our ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigation.

A forward-looking statement speaks only as of the date on which it is made and reflects our analysis only as of that date.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

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